NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Manager”) and Teachers Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”) have entered into Sub-Advisory Agreements as listed below (the “Agreements”), pursuant to which the Sub-Adviser furnishes investment advisory services to the Nuveen Funds listed on attached Schedule A; and

WHEREAS, pursuant to the terms of the Agreements, the Agreements shall continue in force from year to year after the initial effective period, provided that such continuance is specifically approved for each Portfolio (as defined in each Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of the Nuveen Funds, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreements, have approved the continuance of the Agreements with respect to each Fund until May 1, 2026, in the manner required by the Investment Company Act of 1940.

Dated as of May 1, 2025

NUVEEN FUND ADVISORS, LLC

By: /s/ John McCann
Senior Managing Director
ATTEST:

/s/ Celeste Clayton
Assistant Secretary
TEACHERS ADVISORS, LLC

By: /s/ Rachael Zufall
Its: Managing Director
ATTEST:

/s/ Mark Czarniecki
Assistant Secretary

SCHEDULE A TO SUB-ADVISORY AGREEMENT NOTICE OF CONTINUANCE

AGREEMENTS BETWEEN NUVEEN FUND ADVISORS, LLC AND

TEACHERS ADVISORS, LLC

Fund	Effective Date of Contract

Nuveen (f/k/a NuShares) Enhanced Yield U.S. Aggregate Bond ETF	8/2/16

Nuveen (f/k/a NuShares) Short-Term REIT ETF	12/5/16

Nuveen (f/k/a NuShares) ESG Large-Cap Growth ETF	12/7/16

Nuveen (f/k/a NuShares) ESG Large-Cap Value ETF	12/7/16

Nuveen (f/k/a NuShares) ESG Mid-Cap Growth ETF	12/7/16

Nuveen (f/k/a NuShares) ESG Mid-Cap Value ETF	12/7/16

Nuveen (f/k/a NuShares) ESG Small-Cap ETF	12/7/16

Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF (f/k/a Nuveen (f/k/a NuShares) Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF)	3/9/17

Nuveen (f/k/a NuShares) ESG Emerging Markets Equity ETF	5/16/17

Nuveen (f/k/a NuShares) ESG International Developed Markets Equity ETF	5/16/17

Nuveen (f/k/a NuShares) ESG U.S. Aggregate Bond ETF	9/24/17

Nuveen ESG Large-Cap ETF	6/4/19

Nuveen ESG High Yield Corporate Bond ETF	9/20/19

Nuveen ESG Dividend ETF	8/26/21

Nuveen Mortgage and Income Fund (JLS)	10/14/19

Nuveen Multi-Asset Income Fund (NMAI)	9/24/21